Exhibit 99.1
NVR, INC. ANNOUNCES SECOND QUARTER RESULTS

July 23, 2024, Reston, VA—NVR, Inc. (NYSE: NVR), one of the nation’s largest homebuilding and mortgage banking companies, announced net income for its second quarter ended June 30, 2024 of $400.9 million, or $120.69 per diluted share. For the second quarter ended June 30, 2024, net income decreased 1% and diluted earnings per share increased 4%, when compared to 2023 second quarter net income of $404.0 million, or $116.54 per diluted share. Consolidated revenues for the second quarter of 2024 totaled $2.61 billion, which increased 12% from $2.34 billion in the second quarter of 2023.
For the six months ended June 30, 2024, consolidated revenues were $4.95 billion, a 10% increase from $4.52 billion reported for the same period of 2023. Net income for the six months ended June 30, 2024 was $795.2 million, an increase of 6% when compared to net income for the six months ended June 30, 2023 of $748.4 million. Diluted earnings per share for the six months ended June 30, 2024 was $237.05, an increase of 9% from $216.52 per diluted share for the same period of 2023.
Homebuilding
New orders in the second quarter of 2024 increased by 3% to 6,067 units, when compared to 5,905 units in the second quarter of 2023. The average sales price of new orders in the second quarter of 2024 was $458,800, an increase of 3% when compared with the second quarter of 2023. The cancellation rate in the second quarter of 2024 was 13% compared to 11% in the second quarter of 2023. Settlements in the second quarter of 2024 increased by 11% to 5,659 units, compared to 5,085 units in the second quarter of 2023. The average settlement price in the second quarter of 2024 was $450,200, which remained relatively flat when compared to the second quarter of 2023. Our backlog of homes sold but not settled as of June 30, 2024 increased on a unit basis by 3% to 11,597 units and increased on a dollar basis by 6% to $5.45 billion when compared to the respective backlog unit and dollar balances as of June 30, 2023.
Homebuilding revenues of $2.55 billion in the second quarter of 2024 increased by 12% compared to homebuilding revenues of $2.28 billion in the second quarter of 2023. Gross profit margin in the second quarter of 2024 decreased to 23.6%, from 24.3% in the second quarter of 2023. Income before tax from the homebuilding segment totaled $488.5 million in the second quarter of 2024, an increase of 12% when compared to the second quarter of 2023.
Mortgage Banking
Mortgage closed loan production in the second quarter of 2024 totaled $1.53 billion, an increase of 11% when compared to the second quarter of 2023. Income before tax from the mortgage banking segment totaled $45.0 million in the second quarter of 2024, an increase of 23% when compared to $36.5 million in the second quarter of 2023. This increase was primarily attributable to an increase in secondary marketing gains on sales of loans.
Effective Tax Rate
Our effective tax rate for the three and six months ended June 30, 2024 was 24.9% and 20.8%, respectively, compared to 14.3% and 17.3% for the three and six months ended June 30, 2023, respectively. The increase in the effective tax rate in each period is primarily attributable to a lower income tax benefit recognized for excess tax benefits from stock option exercises, which totaled $6.8 million and $50.6 million for the three and six months ended June 30, 2024, respectively, compared to $55.9 million and $79.2 million for the three and six months ended June 30, 2023, respectively.

About NVR
NVR, Inc. operates in two business segments: homebuilding and mortgage banking. The homebuilding segment sells and builds homes under the Ryan Homes, NVHomes and Heartland Homes trade names, and operates in thirty-six metropolitan areas in sixteen states and Washington, D.C. For more information about NVR, Inc. and its brands, see www.nvrinc.com, www.ryanhomes.com, www.nvhomes.com and www.heartlandluxuryhomes.com.
Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should” or “anticipates” or the negative thereof or other comparable terminology. All statements other than of historical facts are forward-looking statements. Forward-looking statements contained in this document may include those regarding market trends, NVR’s financial position and financial results, business strategy, the outcome of pending litigation, investigations or similar contingencies, projected plans and objectives of management for future operations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to the following: general economic and business conditions (on both a national and regional level); interest rate changes; access to suitable financing by NVR and NVR’s customers; increased regulation in the mortgage banking industry; the ability of our mortgage banking subsidiary to sell loans it originates into the secondary market; competition; the availability and cost of land and other raw materials used by NVR in its homebuilding operations; shortages of labor; the economic impact of a major epidemic or pandemic; weather related slow-downs; building moratoriums; governmental regulation; fluctuation and volatility of stock and other financial markets; mortgage financing availability; and other factors over which NVR has little or no control. NVR undertakes no obligation to update such forward-looking statements except as required by law.

NVR, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Homebuilding:
Revenues	$2,547,891	$2,283,769	$4,834,068	$4,415,102
Other income	36,184	34,259	77,050	67,205
Cost of sales	(1,947,616)	(1,728,146)	(3,673,829)	(3,336,056)
Selling, general and administrative	(141,213)	(148,543)	(293,716)	(292,161)
Operating income	495,246	441,339	943,573	854,090
Interest expense	(6,710)	(6,628)	(13,359)	(13,629)
Homebuilding income	488,536	434,711	930,214	840,461

Mortgage Banking:
Mortgage banking fees	64,566	54,561	111,852	101,505
Interest income	4,672	3,823	8,764	6,841
Other income	1,333	1,102	2,504	2,091
General and administrative	(25,351)	(22,854)	(48,709)	(45,488)
Interest expense	(188)	(167)	(365)	(424)
Mortgage banking income	45,032	36,465	74,046	64,525

Income before taxes	533,568	471,176	1,004,260	904,986
Income tax expense	(132,664)	(67,149)	(209,087)	(156,607)

Net income	$400,904	$404,027	$795,173	$748,379

Basic earnings per share	$128.21	$123.84	$251.94	$230.20

Diluted earnings per share	$120.69	$116.54	$237.05	$216.52

Basic weighted average shares outstanding	3,127	3,263	3,156	3,251

Diluted weighted average shares outstanding	3,322	3,467	3,355	3,456

NVR, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Homebuilding:
Cash and cash equivalents	$2,438,473	$3,126,472
Restricted cash	46,218	41,483
Receivables	35,491	29,000
Inventory:
Lots and housing units, covered under sales agreements with customers	1,927,451	1,674,686
Unsold lots and housing units	229,319	214,666
Land under development	61,512	36,895
Building materials and other	26,137	23,903
	2,244,419	1,950,150

Contract land deposits, net	646,341	576,551
Property, plant and equipment, net	79,057	63,716
Operating lease right-of-use assets	73,345	70,384
Reorganization value in excess of amounts allocable to identifiable assets, net	41,580	41,580
Other assets	258,172	242,751
	5,863,096	6,142,087
Mortgage Banking:
Cash and cash equivalents	31,123	36,422
Restricted cash	13,132	11,067
Mortgage loans held for sale, net	392,943	222,560
Property and equipment, net	7,069	6,348
Operating lease right-of-use assets	20,758	23,541
Reorganization value in excess of amounts allocable to identifiable assets, net	7,347	7,347
Other assets	71,820	152,385
	544,192	459,670
Total assets	$6,407,288	$6,601,757

NVR, Inc.
Consolidated Balance Sheets (Continued)
(in thousands, except share and per share data)
(unaudited)

	June 30, 2024	December 31, 2023
LIABILITIES AND SHAREHOLDERS' EQUITY
Homebuilding:
Accounts payable	$421,457	$347,738
Accrued expenses and other liabilities	405,338	413,043
Customer deposits	369,274	334,441
Operating lease liabilities	78,563	75,797
Senior notes	912,078	913,027
	2,186,710	2,084,046
Mortgage Banking:
Accounts payable and other liabilities	63,960	127,511
Operating lease liabilities	22,710	25,475
	86,670	152,986
Total liabilities	2,273,380	2,237,032

Commitments and contingencies

Shareholders' equity:
Common stock, $0.01 par value; 60,000,000 shares authorized; 20,555,330 shares issued as of both June 30, 2024 and December 31, 2023	206	206
Additional paid-in capital	2,935,053	2,848,528
Deferred compensation trust – 106,697 shares of NVR, Inc. common stock as of both June 30, 2024 and December 31, 2023	(16,710)	(16,710)
Deferred compensation liability	16,710	16,710
Retained earnings	14,160,198	13,365,025
Less treasury stock at cost – 17,465,064 and 17,360,454 shares as of June 30, 2024 and December 31, 2023, respectively	(12,961,549)	(11,849,034)
Total shareholders' equity	4,133,908	4,364,725
Total liabilities and shareholders' equity	$6,407,288	$6,601,757

NVR, Inc.
Operating Activity
(dollars in thousands)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2024		2023		2024		2023
	Units	Average Price	Units	Average Price	Units	Average Price	Units	Average Price
New orders, net of cancellations:
Mid Atlantic (1)	2,297	$536.2	2,348	$519.2	4,579	$525.9	4,583	$517.8
North East (2)	478	$623.4	463	$557.0	1,005	$617.7	905	$564.9
Mid East (3)	1,262	$403.7	1,339	$390.3	2,525	$406.8	2,656	$387.3
South East (4)	2,030	$366.7	1,755	$365.7	4,007	$368.3	3,649	$363.5
Total	6,067	$458.8	5,905	$447.3	12,116	$456.6	11,793	$444.3

	Three Months Ended June 30,				Six Months Ended June 30,
	2024		2023		2024		2023
	Units	Average Price	Units	Average Price	Units	Average Price	Units	Average Price
Settlements:
Mid Atlantic (1)	2,199	$515.5	2,030	$521.3	4,165	$516.5	3,825	$522.7
North East (2)	487	$589.8	432	$539.2	950	$571.5	795	$523.7
Mid East (3)	1,075	$403.7	1,067	$385.7	2,124	$400.6	2,056	$395.9
South East (4)	1,898	$365.1	1,556	$373.0	3,509	$367.3	3,048	$388.7
Total	5,659	$450.2	5,085	$449.0	10,748	$449.7	9,724	$454.0

	As of June 30,
	2024		2023
	Units	Average Price	Units	Average Price
Backlog:
Mid Atlantic (1)	4,508	$531.4	4,450	$528.8
North East (2)	1,083	$643.3	995	$587.9
Mid East (3)	2,377	$416.6	2,453	$392.1
South East (4)	3,629	$378.0	3,333	$375.1
Total	11,597	$470.3	11,231	$458.6

NVR, Inc.
Operating Activity (Continued)
(dollars in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Average active communities:
Mid Atlantic (1)	153	169	155	166
North East (2)	31	36	33	36
Mid East (3)	101	111	100	112
South East (4)	148	110	142	106
Total	433	426	430	420

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Homebuilding data:
New order cancellation rate	12.9%	10.9%	13.0%	12.4%
Lots controlled at end of period			149,700	130,400

Mortgage banking data:
Loan closings	$1,530,081	$1,381,647	$2,908,090	$2,618,930
Capture rate	86%	86%	86%	85%

Common stock information:
Shares outstanding at end of period			3,090,266	3,260,538
Number of shares repurchased	83,168	34,827	150,026	56,001
Aggregate cost of shares repurchased	$638,976	$201,077	$1,135,912	$311,125

(1)	Maryland, Virginia, West Virginia, Delaware and Washington, D.C.
(2)	New Jersey and Eastern Pennsylvania
(3)	New York, Ohio, Western Pennsylvania, Indiana and Illinois
(4)	North Carolina, South Carolina, Tennessee, Florida, Georgia and Kentucky

Investor Relations Contact:
Ryan Sheplee
(703) 956-4243
ir@nvrinc.com